EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") entered into as of the date signed by the parties below by and between Adams Golf, Inc. and its subsidiaries with its principal place of business at 2801 East Plano Parkway, Plano, Texas (the "Company") and Mr. Barney Adams (the "Chairman");

RECITALS

WHEREAS, the Company desires to employ the Chairman in the capacity of non-executive Chairman of the Board of Directors.

WHEREAS, the Chairman desires and is willing to accept employment with the Company on the terms and subject to the conditions set forth below.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

AGREEMENT

1. POSITION AND DUTIES

During the term of this Agreement the Company shall employ the Chairman as its Chairman of the Board of Directors. The Chairman's duties shall be those reasonably expected of a non-executive Chairman of the Board of Directors of a similarly capitalized corporation. Additionally, the Chairman shall actively participate in Public Relations efforts and consult on Research and Design as directed by the Chief Executive Officer and the Board of Directors. The Chairman shall use his best efforts to promote the best interest of the Company. The Chairman shall devote his knowledge, skill and, substantially, his professional time, attention and energies (reasonable absences for vacations and illness excepted) to the Public Relations and Research and Design of Products business forof the Company in order to perform such assigned duties faithfully, competently and diligently. Notwithstanding the foregoing, it is understood and agreed between the parties that the Chairman shall have no authority or duties over operational or executive matters other than as a voting member of the Board of Directors as provided in the by-laws.

2. TERM OF EMPLOYMENT

The Company agrees to employ the Chairman and the Chairman agrees to serve the Company pursuant to the terms and conditions of this Agreement for a term of three (3) years, commencing on January 1, 2003 and expiring on December 31, 2005, unless earlier terminated pursuant to this Agreement. Notwithstanding any contrary clause in this Agreement, the Chairman shall serve at the pleasure of the Board of Directors and may be terminated at any time in accordance with the provisions of this Agreement and/or the Company's bylaws. The Chairman's termination shall not, in any way, prejudice the Chairman's rights under this Agreement.

3. PLACE OF EMPLOYMENT

The place of employment shall be at the Company's principal office currently located in Plano, Texas; provided, however, that the Company may from time to time require the Chairman to travel temporarily to other locations on Company business.

  COMPENSATION

The Chairman shall receive, for all services rendered to the Company as an employee, the following compensation.

    Base Salary. The Chairman shall be paid an Annual Base Salary in the amount of Two Hundred Forty Thousand ($240,000) dollars. The Chairman's Annual Base Salary shall be payable in equal installments in accordance with the Company's general salary payment policies, but no less frequently than monthly.
    Incentive Compensation. Each year, the Chairman shall be eligible for an annual bonus in the amount of one-half (1/2) of his Annual Base Salary. Each annual bonus shall be contingent upon the Company achieving positive annual net profit. If achieved, the annual bonus shall be paid no later than January 20 of the following year.

(c) Employee Benefit Plans. The Chairman and his "dependents," as that term may be defined under the applicable employee benefit plan(s) of the Company, shall be included in all plans, programs and policies which provide benefits for Company employees and their dependents on a basis commensurate with the Chairman's position and authorities, duties, powers and responsibilities.

(d) Business Related Expenses: The Chairman is authorized to incur and shall be reimbursed by the Company for any and all approved approved business related expenses including, but not limited to, automobile, business travel, entertainment, gifts and similar matters. All reimbursed expenses shall be monitored by the Chief Executive Officer and are subject to approval at the sole discretion of the Board of Directors.

5. TERMINATION

The Chairman's employment with the Company may be terminated only as follows:

    By the Company Without Cause. The Company may at any time terminate the Chairman's employment without Cause upon sixty (60) days' prior written notice to the Chairman.
    By the Chairman Without Good Reason. The Chairman may at any time terminate his employment for any reason upon sixty (60) days written notice to the Company.
    By the Company For Cause. The Company may terminate the Chairman's employment for Cause. In such event, the Company shall give the Chairman prompt written notice (in addition to any notice that may be required below) specifying in reasonable detail the basis for such termination. For purposes of this Agreement, "Cause" shall mean any of the following conduct by the Chairman:
    the deliberate and intentional breach of any material provision of this Agreement, which breach the Chairman shall have failed to cure within thirty (30) days after the Chairman's receipt of written notice from the Company specifying the specific nature of the Chairman's breach; or
    the deliberate and intentional engaging by the Chairman in gross misconduct that is materially and demonstrably harmful to the best interests, monetary or otherwise, of the Company; or

(3) conviction of a felony or conviction of any crime involving moral turpitude, fraud or deceit.

    By the Chairman for Good Reason. The Chairman may terminate his employment for Good Reason upon providing thirty (30) days written notice to the Company after the Chairman reasonably becomes aware of the circumstances giving rise to such Good Reason. For purposes of this Agreement, "Good Reason" means any of the following conduct of the Company, unless the Chairman shall have consented thereto in writing:

(1) material breach of any material provision of this Agreement by the Company, which breach shall not have been cured by the Company within thirty (30) days after Company's receipt from the Chairman or his agent of written notice specifying in reasonable detail the nature of the Company's breach; or

(2) the assignment to the Chairman of any duties inconsistent in any material respect with the Chairman's position including, but not limited to any diminution of the Chairman's status and reporting requirements, authority, duties, powers or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent action respecting the Chairman not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of written notice from the Chairman to the Company; or
    the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor not less than five days prior to a merger, consolidation or sale as contemplated in Section 10; or
    a reduction in the Chairman's total compensation. For purposes of this subsection, a reduction in the overall level of compensation of the Chairman resulting from the failure to achieve corporate, business unit and/or individual performance goals established for purposes of incentive compensation for any year or other period shall not constitute a reduction in the overall level of compensation of the Chairman.
    Disability. In the event that the Chairman shall be unable to perform his duties hereunder on a full time basis for a period of sixty (60) consecutive calendar days by reason of incapacity due to illness, accident, physical or mental disability or otherwise, then the Company may, at its discretion, terminate the Chairman's employment if the Chairman, within ten (10) days after receipt of written notice of termination is given (which may occur before or after the end of the entire 60 day period), shall not have returned to the performance of all of his duties on a full-time basis.
    Death. The Chairman's employment shall terminate upon his death.
    Mutual Written Agreement. This Agreement and the Chairman's employment with the Company may be terminated at any time by the mutual written agreement of the Chairman and the Company.
  COMPENSATION IN THE EVENT OF TERMINATION

In the event that the Chairman's employment terminates prior to the expiration of this Agreement, the Company shall pay the Chairman compensation and provide the Chairman and his eligible dependents with benefits as follows:

    Termination By Company Without Cause or Termination By Chairman For Good Reason. In the event that the Chairman's employment is terminated by (i) the Company without Cause or (ii) the Chairman for Good Reason, then the Company shall continue to pay or provide, as applicable, in accordance with the Company's normal payroll practices, the following compensation and benefits to the Chairman:

    (1) the Annual Base Salary of the Chairman for one year

    (2) continuing coverage for all purposes (including eligibility, coverage, vesting and benefit accruals, as applicable), for the salary continuation period described in subsection (a)(1) above, to the extent not prohibited by law, for the Chairman and his eligible dependents under all of the employee benefit plans in effect and applicable to Chairman and his eligible dependents as of the date of his termination. In the event that the Chairman and/or his eligible dependents, because of the Chairman's terminated status, cannot be covered or fully covered under any or all of such plans, the Company shall continue to provide the Chairman and/or his eligible dependents with the same level of such benefits and coverage in effect prior to termination, payable from the general assets of the Company if necessary. Notwithstanding the foregoing, the Chairman may elect (by giving written notice to the Company prior to the termination of his employment hereunder), on a benefit by benefit basis to receive in lieu of continuing coverage, cash in an amount equal to the present value (using an 8% annual discount rate) of the projected cost to the Company of providing such benefit for such continuation period. The aggregate amount of cash to which the Chairman is entitled pursuant to the preceding sentence shall be payable by the Company to the Chairman within sixty (60) days after the date of the termination of Chairman's employment hereunder;

    The Chairman's subsequent death or disability shall in no way affect or limit the Company's obligations under this Section.

    Termination By the Company For Cause. In the event that the Company shall terminate the Chairman's employment for Cause, this Agreement shall terminate and the obligations of the parties shall be as set forth in Section 7 of this Agreement.
    Termination By The Chairman Without Good Reason. In the event that the Chairman shall terminate employment hereunder other than for Good Reason, this Agreement shall forthwith terminate and the obligations of the parties shall be as set forth in Section 7 of this Agreement.
    Disability. In the event that the Company elects to terminate the Chairman's employment pursuant to Section 5(e), the Chairman shall continue to receive, from the date of such termination for a period of one year, one hundred percent (100%) of the Annual Base Salary, in accordance with the payroll practices of the Company for senior Chairman officers, reduced, however, by the amount of any proceeds from Social Security and disability insurance policies provided by and at the expense of the Company.
    Death. In the event of the death of the Chairman during the term of this Agreement, (i) the Annual Base Salary to which the Chairman is entitled shall be paid, in twelve (12) equal monthly installments following the date of death, to the last beneficiary designated by the Chairman under the Company's group life insurance policy maintained by the Company or such other written designation expressly provided to the Company for the purposes hereof or, failing either such designation, to his estate.
    Mutual Written Consent. In the event that the Chairman and the Company shall terminate the Chairman's employment by mutual written agreement, the Company shall pay such compensation and provide such benefits, if any, as the parties may mutually agree upon in writing.

7. EFFECT OF EXPIRATION OF AGREEMENT OR TERMINATION OF CHAIRMAN'S EMPLOYMENT

Upon the expiration of this Agreement by its terms or the termination of the Chairman's employment by the Company for Cause or the Chairman Without Good reason, neither the Company nor the Chairman shall have any remaining duties or obligations except that:

(a) The Company shall:

(1) pay the Chairman's accrued salary and any other accrued benefits through the effective date of such expiration or termination;

(2) reimburse the Chairman for expenses already actually incurred through the effective date of such expiration or termination;

(3) pay or otherwise provide for any benefits, payments or continuation or conversion rights in accordance with the provisions of any employee benefit plan of which the Chairman or any of his dependents is or was a participant or as otherwise required by law;

(4) pay the Chairman and his beneficiaries any compensation and/or provide the Chairman or his eligible dependents any benefits due through the effective date of such expiration; and

(5) continue to remain bound by the terms of Section 12 hereof.

(b) The Chairman shall remain bound by the terms of Section 9,11 and 13.

  COVENANTS AS TO CONFIDENTIAL INFORMATION AND COMPETITIVE CONDUCT

The Chairman acknowledges and agrees as follows: (i) this Section 8 is necessary for the protection of the legitimate business interests of the Company, (ii) the restrictions contained in this Section 8 with regard to geographical scope, length of term and types of restricted activities are Reasonable, (iii) the Chairman has received adequate and valuable new consideration for entering into this Agreement, and (iv) the Chairman's expertise and capabilities are such that this obligation and the enforcement of it by injunction or otherwise will not adversely affect the Chairman's ability to earn a livelihood.

    Confidentiality of Information and Nondisclosure. The Chairman acknowledges and agrees that his employment by the Company under this Agreement necessarily involves proprietary information pertaining to the business of the Company and its related entities. Accordingly, the Chairman agrees that at all times during the terms of this Agreement and at all times thereafter, he will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority having jurisdiction over the Chairman, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation or other entity other than the Company:

    any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company or its subsidiaries any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries, any other information related to the Company or its related entities that the Chairman should reasonably believe will be damaging to the Company or its related entities and which has not been published and is not generally known outside of the Company.

The Chairman acknowledges that all of the foregoing constitutes confidential and/or proprietary information of the Company, which is the exclusive property of the Company. Excluded from this confidential and/or proprietary information of the Company shall be (i) information known by or generally available to the public through no breach by the Chairman of this Agreement and which the public may use without any direct or indirect obligation to the Company and (ii) information that documentary evidence demonstrates was independently developed by the Chairman.

(b) Restrictive Covenant. During the term of, and for a period of one (1) year (the "Restrictive Period") after the termination of the Chairman's employment other than by the Company Without Cause or by the Chairman With Good Reason, the Chairman shall not render, directly or indirectly, services to (as an employee, consultant, independent contractor or in any other capacity) any person, firm, corporation, association or other entity which conducts the same or similar business as the Company or its subsidiaries at the date of the Chairman's termination of employment within the states in which the Company or any of its subsidiaries is then doing business at the date of the Chairman's termination of employment hereunder without the prior written consent of the Chief Chairman Officer which may be withheld at his sole discretion. In the event that this Agreement expires after termination and is not renewed by the parties, the Restrictive Period shall not extend beyond the termination of employment unless the Company pays the Chairman an additional amount equal to one year's Annual Base Salary, in which case it shall extend for a period of one (1) year. In the event the Chairman violates any of the provisions contained in this Section, the Restrictive Period shall be increased by the period of time in which the Chairman was in violation as determined by an Arbitrator or Court of competent jurisdiction. The Chairman further agrees that at no time during the Restrictive period will the Chairman attempt to directly or indirectly solicit or hire employees of the Company or its subsidiaries or induce any of them to terminate their employment with the Company or any of the subsidiaries.

(c) Company Remedies. The Chairman acknowledges and agrees that any breach of this Agreement by him will result in immediate and irreparable harm to the Company and that the Company cannot be reasonably or adequately compensated by damages in an action at law. In the event of a breach by the Chairman of the provisions of this Section 8 as determined by an Arbitrator or a Court of competent jurisdiction, the Company shall be entitled, to the extent permitted by law, immediately to cease paying or providing the Chairman or his dependents any compensation or benefits provided pursuant to Section 4, Section 6 or Section 7 of this Agreement as liquidated damages, and also to obtain immediate injunctive relief restraining the Chairman from conduct in breach of the covenants contained in this Section 8. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, including the recovery of damages from the Chairman.

9. AGREEMENT SURVIVES MERGER OR DISSOLUTION

This Agreement shall not be terminated by the Company's voluntary or involuntary dissolution or by any merger in which the Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of the Company's assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred and to the Chairman and his heirs.

10. OWNERSHIP OF INTANGIBLES

All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Chairman, either alone or with others, during the term of Chairman's employment, whether or not conceived or developed during Chairman's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company or to the Company's actual or demonstrably anticipated research and development, or that result from any work performed by Chairman for the Company, shall be the sole property of the Company. Chairman shall execute all documents, including patent applications and assignments, required by the Company to establish the Company's rights under this Section.

11. INDEMNIFICATION BY THE COMPANY

The Company shall, to the maximum extent permitted by law, indemnify and hold the Chairman harmless against expenses, including reasonable attorney's fees judgements, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the Chairman's employment by the Company. The Company shall advance to the Chairman any expense incurred in defending any such proceeding to the maximum extent permitted by law.

12. DISCLOSURE OF CUSTOMER INFORMATION AND SOLICITATION OF OTHER EMPLOYEES PROHIBITED

In the course of his employment, the Chairman will have access to confidential records and data pertaining to the Company's customers and to the relationship between these customers and the Company's account executives. Such information is considered secret and is disclosed to the Chairman in confidence. During his employment by the Company and for one (1) year after termination of that employment, the Chairman shall not directly or indirectly disclose or use any such information, except as required in the course of his employment by the Company.

13. RESOLUTION OF DIFFERENCES OVER BREACHES OF AGREEMENT

Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to, this Agreement, or the breach thereof, or arising out of any other matter relating to the Chairman's employment with the Company, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and the Chairman agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in accordance with this Section 14 and the Commercial Arbitration Rules of thc American Arbitration Association ("AAA"). The matter shall be heard and decided, and awards rendered by a panel of three (3) arbitrators (the "Arbitration Panel"). the Company and the Chairman shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the "Commercial Panel") and AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. Except as provided in Section 12 hereof, each party shall bear sole responsibility for all expenses and costs incurred by such party in connection with the resolution of any controversy, dispute or claim in accordance with this Section 13; provided, however, the Chairman may recover his costs and attorneys' fees in recovering compensation, stock and/or benefits to which he is entitled under this Agreement.

14. WAIVER

The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by a party hereto.

15. NON RELIANCE

Each party to this Agreement represents, warrants and acknowledges that in entering into this Agreement that it has not relied upon any act, representation, or warranty by any other party thereto, or by any of their representatives or attorneys, except as may be expressly contained in this Agreement. Each party further represents and warrants that it has thoroughly discussed all aspects of this Agreement with his or its attorneys, that he/it has had a reasonable time to review this Agreement, that he/it fully understands the provisions of this Agreement and the effect thereof and that he/it is entering into this Agreement voluntarily and of his/its own free will.

16. CONSTRUCTION OF AGREEMENT

(a) Governing Law. This Agreement shall be governed by and construed under the laws of the state of Texas.

(b) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience or reference only and shall not constitute a part of this Agreement.
  ENTIRE AGREEMENT AND INTEGRATION

This Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, including all prior employment agreements, whether or not fully performed by the Chairman before the date of this Agreement. No amendments to this Agreement may be made except by a writing signed by both parties.

18. NOTICES

Any notice to the Company required or permitted under this Agreement shall be given In writing to the Company, either by personal service or by registered or certified mail, postage prepaid, addressed to the legal department of the Company at its then principal place of business. Any such notice to the Chairman shall be given in a like manner and, if mailed, shall be addressed to his home address then shown in the Company's files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the third business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.

19. SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

20. EXECUTION

Executed by the parties on February ____ 2003.

The Company

___________________________

By: Oliver Brewer

Chief Executive Officer and President of Adams Golf, Inc.

The Chairman

___________________________

By: Barney Adams